UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
____________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2025
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ARISTA NETWORKS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36468	20-1751121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5453 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices) (Zip Code)

(408) 547-5500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ANET	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 13, 2025, Arista Networks, Inc. (the “Company”) appointed Todd Nightingale, age 45, to serve as the Company’s President and Chief Operating Officer. Mr. Nightingale will join the Company on or about July 1, 2025.
Mr. Nightingale has served as the Chief Executive Officer and member of the Board of Directors of Fastly, Inc. from September 2022 to June 2025. Prior to Fastly, Inc., Mr. Nightingale served as the Executive Vice President and General Manager of Enterprise Networking and Cloud at Cisco Systems, Inc. from March 2020 to September 2022. Mr. Nightingale served as the Senior Vice President and General Manager of Cisco Meraki from June 2016 to March 2020. Prior to that, he held various roles as a Vice President at Cisco Meraki. Mr. Nightingale holds a Bachelor of Science in electrical engineering and computer science from Massachusetts Institute of Technology as well as a Masters in engineering from Massachusetts Institute of Technology.
The Company entered into an offer letter with Mr. Nightingale to memorialize his employment (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, Mr. Nightingale will commence employment on or about July 1, 2025. In this role, Mr. Nightingale will receive an annual base salary of $350,000. He is eligible to receive a prorated bonus for fiscal year 2025 and will be eligible to participate in the Company’s bonus program and receive an annual discretionary bonus starting in fiscal year 2026. Subject to necessary corporate approvals, Mr. Nightingale will receive a grant of restricted stock units covering shares of the Company common stock having a value of $30,000,000 (“RSUs”) under the Company’s 2014 Amended, Restated and Extended Equity Incentive Plan (the “Plan”). Such RSUs will vest as to 25% on the Company’s first vesting date after the one-year anniversary of the vesting commencement date, and then 1/16 quarterly thereafter over a total of approximately four years, subject to Mr. Nightingale’s continued service to the Company through each vesting date. Additionally, subject to necessary corporate approvals, Mr. Nightingale will receive a grant of performance-based restricted stock units covering shares of the Company’s common stock having a value of $2,000,000 (“PSUs”) under the Plan. The PSUs will cover three six-month performance periods.
In addition, in connection with the appointment as President and Chief Operating Officer, the Company will enter into a severance agreement with Mr. Nightingale. The severance agreement provides that if Mr. Nightingale’s employment is involuntarily terminated other than for “cause” (as defined in the severance agreement) or if Mr. Nightingale resigns for “good reason” (as defined in the severance agreement) then, subject to his execution of a release of claims, Mr. Nightingale will receive continuing payments of his base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Mr. Nightingale remained employed with the Company for 12 months following his termination of employment date. If the Company terminates Mr. Nightingale’s employment without “cause” during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards, if greater than the acceleration benefit described in the previous sentence. Mr. Nightingale will also enter into the Company’s standard form of indemnification agreement, pursuant to which the Company agrees to indemnify its officers to the fullest extent permitted by applicable law.
The Letter Agreement and severance agreement between Mr. Nightingale and the Company are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated herein by reference.
There are no family relationships between Mr. Nightingale and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Nightingale that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Nightingale and any other persons pursuant to which he will be appointed as an executive officer of the Company.

ITEM 9.01 Exhibits

Exhibit No.	Description
10.1	Letter Agreement by and between the Company and Todd Nightingale, dated June 12, 2025
10.2	Form of Severance Agreement by and between the Company and Todd Nightingal
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA NETWORKS, INC.

June 16, 2025	/s/ CHANTELLE BREITHAUPT
Chantelle Breithaupt
Chief Financial Officer
(Senior Vice President)